Exhibit 10.1

Updated Summary of 2005 Bonuses for Named Executive Officers

          On March 15, 2005, the Compensation Committee (the “Committee”), of the Board of Trustees of Kite Realty Group Trust (the “Company”), met and approved the establishment of benchmarks to determine 2005 bonuses for the Company’s executive officers. As further described below, such bonuses were paid in early 2006. The Company’s executive officers participate in the Kite Realty Group Trust Executive Bonus Plan, filed as Exhibit 10.27 to the Company’s Current Report on Form 8-K, dated August 20, 2005.

          The Committee determined that 2005 annual bonuses would be based on objective and subjective criteria and both corporate and individual performance. The principal corporate performance measures consisted of:

(i) funds from operations (“FFO”), a widely accepted supplemental measure of REIT performance established by the National Association of Real Estate Investments Trusts (to be determined prior to impairment losses);

(ii) new development projects; and

(iii) acquisitions of properties.

          The Committee measured corporate and individual performance to determine whether an executive officer has earned a “threshold,” “target,” “superior,” or “outperformance” bonus.

          The range of bonuses for each of the Company’s executive officers, other than Mr. Alvin E. Kite, Jr., the Company’s Chairman, expressed as a percentage of the individual’s base salary, was expected to be as set forth below:

Name and Principal Position	2005 Bonus

Mr. John A. Kite	0-200% of 2005 base salary
President and Chief Executive Officer
Mr. Thomas K. McGowan	0-175% of 2005 base salary
Executive Vice President and Chief Operating Officer
Mr. Daniel R. Sink	0-125% of 2005 base salary
Senior Vice President and Chief Financial Officer

          The Committee determined that in the case of both Thomas K. McGowan, the Company’s Executive Vice President and Chief Operating Officer and Daniel R. Sink, the Company’s Senior Vice President and Chief Financial Officer, approximately 80% of their bonuses would be based on achievement of corporate goals, with the remainder of their bonus to be determined based on the achievement of individual goals. In the case of John A. Kite, the Company’s President and Chief Executive Officer, the Committee determined that his bonus would be based entirely on achievement of corporate goals.

          In February 2006, after reviewing and considering the benchmarks established in March 2005, as well as other relevant factors, the Committee approved the 2005 bonuses for the executive officers, which bonuses were as follows: John A. Kite, the Company’s President and Chief Executive Officer, received $195,000; Thomas K. McGowan, the Company’s Executive Vice President and Chief Operating Officer, received $165,000; and Daniel R. Sink, the Company’s Senior Vice President and Chief Financial Officer, received $100,000.  Fifty percent of the bonuses were paid in cash and 50% were paid in restricted common shares of the Company, which vest ratably over three years.

          The Committee also approved a discretionary bonus for Alvin E. Kite, Jr. in the amount of approximately $90,000 which was paid in restricted common shares of the Company, which vest ratably over three years.